Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT:	Tom Pearson (610) 407-9260

Kathy Lawton (617) 621-2345

ARIAD ANNOUNCES $41 MILLION DIRECT EQUITY PLACEMENT

Cambridge, MA, October 3, 2003 – ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that it has entered into definitive agreements with unaffiliated institutional investors for the purchase of 6,438,114 shares of its common stock at $6.35 per share in a direct equity placement for gross proceeds of $41 million. The share price represents the average closing price of the Company’s common stock for the past five trading days. The offering is expected to close within three business days.

Lehman Brothers and Rodman & Renshaw served as the placement agents for the offering. The shares were offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Some of the matters discussed herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company’s ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company’s collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company’s public filings with the Securities and Exchange Commission, including ARIAD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

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